November 2010 Pricing Sheet dated November 15, 2010 relating to Preliminary Pricing Supplement No. 589 dated November 15, 2010 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities
Upside Knock-Out Buffered Securities Based on the Price of Gold due November 20, 2012
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – NOVEMBER 15, 2010
Issuer:	Morgan Stanley
Maturity date:	November 20, 2012
Underlying commodity:	Gold
Aggregate principal amount:	$1,541,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	November 15, 2010
Original issue date:	November 18, 2010
Payment at maturity:	At maturity, you will receive an amount per security equal to:
	•	If an upside knock-out event has occurred:
$1,000 + ($1,000 x knock-out rate)
	•	If an upside knock -out event has not occurred:
		•	If the final gold price is greater than the initial gold price:
$1,000 + leveraged upside payment
		•	If the final gold price is less than or equal to the initial gold price but greater than or equal to 90% of the initial gold price, meaning the price of gold has declined by an amount less than or equal to the buffer amount of 10%:
$1,000
		•	If the final gold price is less than 90% of the initial gold price, meaning the price of gold has declined by an amount greater than the buffer amount of 10%:
$1,000 + [$1,000 x (gold performance + 10%) x downside leverage factor]
Knock-out rate:	27%
Upside knock-out event:	An upside knock-out event will occur if the gold price is greater than the knock-out price on any trading day during the observation period.
Knock-out price:	$2,394.875, which is 175% of the initial gold price.
Observation period:	The period that includes each trading day from and including the first trading day following the pricing date to and including the valuation date on which a market disruption event does not occur
Leveraged upside payment:	$1,000 x gold performance x leverage factor
Gold performance:	(final gold price – initial gold price) / initial gold price
Initial gold price:	$1,368.50, which is the gold price on the pricing date.
Final gold price:	The gold price on the valuation date
Gold price:
The gold price on any day will be the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such date.

Leverage factor:	125%
Buffer amount:	10%
Downside leverage factor:	1.1111
Valuation date:	November 15, 2012, subject to postponement for non-trading days and certain market disruption events
CUSIP:	617482PN8
ISIN:	US617482PN87
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated, a wholly-owned subsidiary of Morgan Stanley.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$1,000	$0.50	$999.50
Total	$1,541,000	$770.50	$1,540,229.50
(1)	For additional information, see “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 589 dated November 15, 2010
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.